Exhibit 10.6

AIR CHARTER AGREEMENT

No. _______

This Air Charter Agreement is made on _______

Between:

Cambodia Airways Co., Ltd (hereinafter referred as “KR”), a Cambodian Company and existing under the law of the Kingdom of Cambodia, with its address for notices and other communications under this Charter Agreement at No. 02, Russian Federation Blvd, Sangkat Kakab, Khan Por Senchey, Phnom Penh, Cambodia; hereinafter referred to as ” KR “

And

_______, [address] ; hereinafter referred as “Charterer”.

And sets out the terms and conditions upon which KR will charter the aircraft described below to the Charterer.

1.	PURPOSE

The purpose for the aircraft chartered by the Charterer is the carriage of its passengers and their baggage.

2.	FLIGHT SCHEDULE

The aircraft shall be made available for the following flight(s) with the following details:

FLT. NO.	DATE OF FLT.	A/C	NO. PAX	O	ETD	ETA	D
TBC	[date]	AXX	XXX	PNH	XX:00	XX:10	XXX
TBC		AXX	XXX	XXX	XX:00	XX:10	PNH

-	Note:

-	Time is local time. This schedule is subject to slot availability and approval by Civil Aviation Authority of Cambodia.

-	Seats availability: AXXX are XXX(all XXX class)

-	Boarding luggage 7kg, one piece of Check-in luggage XXkg

3.	PRICE

In consideration of operating cost of the aircraft, the Charterer agree to pay KR of charter price in the total amount:

Charter Price: USD_______ (in word: ______USD dollars).

The total amount of the charter: USD_______ (in word: XXXXUSD dollars).

4.	PAYMENT

The payment shall be made by Cash or bank transfer in USD by the Charterer to the below bank account:

Bank Name:

Bank swift code:

Account Number:

Charterer shall pay the price of this charter agreement no later than [date],

with amount USD_______ (in word: ______USD dollars) and [date] with amount USD_______ (in word: ______USD dollars). to KR’s bank account. Bank charges for both ends are to be responsible by The Charterer. In the event that there is any additional charge other than those described in the Article 3, the charterer has to pay to KR such amount within ten working days while received KR invoice after flight operation. Any overdue, a late payment fee shall be charged at 0.01% (daily) of the remaining payable amount.

After the signing of this agreement, the Charterer shall not cancel the charter flight without the written consent of KR. If KR agrees to cancel, and if the pre-charter flight preparations have already started, KR has the right to deduct the pre-preparation fee (or the entire deposit, whichever is higher; if the deposit is not enough to deduct the pre-preparation fee, the Charterer shall pay the supplement accordingly) and return the remainder (if any) to the charterer.

5.	FORCE MAJEURE

Flight(s) may be delayed or cancelled under this Air Charter Agreement in the event that the flight cannot be performed or completed due to force majeure such as riots, strikes, lockouts, civil commotion, existence, apprehension or imminence of war between any nations, civil war, blockade, embargo, acts of governmental authorities including civil aviation authorities (flight permission, slot clearance, etc.), acts of god, fire, flood, fog, frost, ice, storms, epidemics, quarantine, requisition of aircraft, or any other similar causes beyond the control of KR or if the safety of passengers and/or property is reasonably deemed to be in jeopardy by the captain of the aircraft or KR’s operational supervisors.

The Charterer confirms that it fully understands Cambodia ’s measures for entry, transit, and epidemic prevention and control, all fees and costs related to entry, transit, and epidemic prevention and control, as well as the risk of any passengers not being able to enter or transit. The charterer will undertake all the relevant costs.

6.	GOVERNING LAW AND DISPUTE SETTLEMENT

This Agreement is subject to and shall be construed in accordance with the laws of the Kingdom of Cambodia. Any discrepancy or dispute arising from this Agreement between Parties hereto shall be amicably and peacefully resolved based on mutual faith and goodwill between Parties. If both Parties cannot find an amicable resolution within thirty working days, any of both Parties may refer the dispute or discrepancy to be resolved with the competent courts of Cambodia.

7.	CONSENTS

All passengers with their baggage report to the appropriate traffic counter at the airport of departure for each part of a flight no later than three hours prior to the scheduled departure time specified herein, or as otherwise advised by KR and that all passengers have passports and the appropriate visas or rights of entry for the destinations(s) of the flight(s) in question.

The two parties are responsible for on time taking-off of the above flight(s). Any amendment and additional clause to these conditions shall be valid if made in written form and duty confirmed by both sides and subject to mutual agreement. Such changes and amendments shall constitute an integral part if this contract.

KR may divert, postpone or delay any flight for operational reasons. The captain of the aircraft or any operations supervisor has full authority to exercise the rights of KR under this Article. KR shall have no obligation to operate over any particular route(s) and shall be authorized by the Charterer to fly any routes and deviate there from.

The carrier does not bear any legal responsibility for the market development and advertising activities carried out by the Charterer in advance for promotional flights. And the promotional materials used by the Charterer must obtain the carrier’s consent in advance.

8.	SUBSTITUDE AIRCRAFT

In case the aircraft shall for any reason become incapable of undertaking such transportation of passengers as was contemplated at the time of this Agreement, KR may at its discretion substitute an alternative aircraft capable of undertaking such transportation as nearly as may be. Moreover, KR reserves the right to arrange aircraft from any aircraft type or other airlines to operate the Charter flight mentioned in Clause 2 and will notify The Charterer no later than three working days before the scheduled departure date.

9.	NOTICES

Except as otherwise expressly provided herein, notices and communication sent by one party to the other under this agreement shall be in written form and addressed as follows:

CAMBODIA AIRWAYS Co., Ltd Address: No.02, Russian Federaion Blvd, Sangkat Kakab, Khan Por Senchey, Phnom Penh, Cambodia. Tel: (855) 96 852 5555	[company] [address]

Any possible extra costs which are not directly related to airlines operation, will be shouldered by The Charterer (e.g., document processing fee).

The outstanding matters shall be settled by the two parties through negotiation and supplementary contract.

10.	VALIDITY

This Agreement shall enter into force on the date of signature. The Air Charter Agreement is made from the period of date on XX-XXX-2024 to XX-XXX-2024 in Phnom Penh, in two original copies in English, One for each.

For and on behalf of CAMBODIA AIRWAYS Co., Ltd		For and on behalf of [company]

Name:	Mr.	Name:	Mr/Ms.
Title:	CEO	Title:
Date:		Date:

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